UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2006

PATHMARK STORES, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-05287 (Commission File Number)	22-2879612 (IRS Employer Identification Number)

200 Milik Street, Carteret, New Jersey	07008
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (732) 499-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act
    (17 CFR 240.14d–2(b))

☐      Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act
    (17 CFR 240.13e–4(c))

Item 1.01. Entry Into A Material Definitive Agreement

Executive Incentive Plan

On June 8, 2006, at the Annual Meeting of Stockholders of Pathmark (the “2006 Stockholders Meeting”), Pathmark’s stockholders approved the 2006 Executive Incentive Plan for Executive Officers of Pathmark Stores, Inc. (the “EIP”). A copy of the EIP is included in the Proxy Statement filed by Pathmark with the Securities and Exchange Commission on May 8, 2006 (the “Proxy Statement”).

Executive Salary Compensation

On June 8, 2006, the Compensation Committee of Pathmark’s Board of Directors (the “Board”) established new annual base salaries for 2006 for Frank Vitrano, President and Chief Financial Officer and Mark Kramer, Executive Vice President – Store Operations, both of whom are listed in the Summary Compensation Table in the Proxy Statement, as follows:

Frank Vitrano	$564,100
Mark Kramer	$260,000

Non-Employee Director Equity Plan

Pursuant to the Amended and Restated 2000 Non-Employee Director Equity Plan (the “Plan”), which was approved by the stockholders of Pathmark at its Annual Meeting of Stockholders held on November 30, 2005, on June 8, 2006, Pathmark awarded restricted stock units and nonqualified stock options to the Non-Employee Directors of Pathmark (as defined in the Plan). The Non-Employee Directors (Dan Fitzgerald, Bruce Hartman, David Jessick, Larry Katzen, Greg Mays, Sarah Nash and John Zillmer) were each awarded a restricted stock unit representing the right to receive 3,600 shares of Pathmark common stock and a nonqualified option to purchase up to 5,000 shares of Pathmark common stock at an exercise price of $8.86 per share. Each of the awards will vest 1/3 per year over three years, commencing one year from the date of the grant, subject to continuous service on the Board. The stock options have a term of five years. The non-qualified stock options were granted automatically in accordance with Section 6 of the Plan. The Board approved the above mentioned awards of restricted stock units in accordance with Section 8 of the Plan and provided for future awards of restricted stock units automatically for continuing Non-Employee Directors on the date of each annual meeting of stockholders of Pathmark subsequent to the 2006 Stockholders Meeting. No other change was made with respect to compensation for Non-Employee Directors. A form of the Restricted Stock Unit Award Agreement applicable to such awards is included as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers

As previously disclosed, Joseph Adelhardt, Pathmark’s Senior Vice President and Controller and its principal accounting officer, notified Pathmark of his intention to retire, effective July 28, 2006 (the “Retirement Date”). On June 8, 2006, the Board appointed Kevin Darrington, 38, an executive officer of Pathmark with the title Senior Vice President and, effective on the Retirement Date, Controller and its principal accounting officer, until his successor is elected and qualified. Mr. Darrington, a certified public accountant, joined Pathmark on May 1, 2006 (the “Effective Date”) as a Senior Vice President in the financial area. Prior to joining Pathmark, Mr. Darrington was the Chief Financial Officer of Pharmaca Integrative Pharmacy, a small retail pharmacy chain, from September, 2005 through April, 2006. Prior thereto, Mr. Darrington held several financial positions at Foot Locker, Inc., a publicly traded worldwide specialty store chain beginning in 1998, including Vice President – Corporate Controller, from 2002 until September of 2005 and Retail Controller, from 2000 to 2002. Before joining Foot Locker, Mr. Darrington was employed in the financial area at Boscov’s Department Stores (1995 to 1998) and Federated Department Stores (1990-1995).

On the Effective Date, Mr. Darrington and Pathmark entered into an Employment Agreement (the “Employment Agreement”). The term of the Employment Agreement is for an initial period of two years, beginning on the Effective Date, and will renew automatically for successive one-year periods unless either party gives notice of non-renewal at least 90 days before the end of the then term.

As compensation under the Employment Agreement, Mr. Darrington will have an annual base salary of $230,000, increasing to $240,000 on October 1, 2006, a target annual bonus opportunity equal to 45% of salary, and certain relocation benefits up to an aggregate of $80,000. Mr. Darrington will also be eligible to participate in the employee benefit plans of Pathmark made available generally to executives of Pathmark.

In accordance with the terms of the Employment Agreement, on the Effective Date, Pathmark granted Mr. Darrington (i) an option to purchase an aggregate of 42,000 shares of Pathmark’s common stock at an exercise price equal to $10.35 per share; and (ii) an award of a restricted stock unit representing 9,000 shares of Pathmark’s common stock. The option will vest and become exercisable in four equal annual installments beginning on the first anniversary of the Effective Date and has a term of ten years. The restricted stock unit will vest in four equal annual installments beginning on the first anniversary of the Effective Date. Both the stock option and restricted stock unit were awarded pursuant to the Amended and Restated Pathmark Stores, Inc. 2000 Employee Equity Plan.

Under the Employment Agreement, in the event that Mr. Darrington’s employment is terminated by Pathmark without “cause” or Mr. Darrington resigns for “good reason” (as such terms are defined in the Employment Agreement), Pathmark will pay Mr. Darrington his salary and provide health benefits for a period of two years following the date of termination. The Employment Agreement contains an agreement by Mr. Darrington not to compete with Pathmark as long as he is receiving payments under the Employment Agreement.

Item 9.01. Financial Statements And Exhibits

(c)	Exhibits

10.1	Form of Restricted Stock Unit Agreement for Non-Employee Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATHMARK STORES, INC.

Date: June 13, 2006	By:	/s/ Marc A. Strassler
Name: Marc A. Strassler
	Title:	Senior Vice President
and General Counsel

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